Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-196281 of our report dated May 27, 2014 (September 2, 2014 as to the effect of the stock split discussed in Note 22) relating to the consolidated financial statements and financial statement schedule of Civitas Solutions, Inc. (formerly known as NMH Holdings, Inc.) and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 12, 2014